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EXHIBIT 99.4(n)

Payment Plans and Contract Maintenance Charge Endorsement (Form 0822-AA88)
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                                                                 EXHIBIT 99.4(n)

FIRST CAPITAL LIFE
INSURANCE COMPANY


           PAYMENT PLANS AND CONTRACT MAINTENANCE CHARGE ENDORSEMENT

This endorsement becomes a part of the contract to which it is attached.

The second paragraph of the PAYMENT PLANS section is replaced by the following:

     A plan is available only if the monthly guaranteed payment is at least $20; otherwise the proceeds will be paid in cash.

The first sentence of the third paragraph of the Contract Maintenance Charge subsection of the CONTRACT VALUE section is hereby replaced by the following:

     We reserve the right to increase the amount of this charge; however, it will never be increased to an amount in excess of $50. Except for the right to increase the Contract Maintenance Charge as described in the preceding sentence, expense results shall not adversely affect the Separate Account Accumulation Value.

Signed for the Company at La Jolla, California.


     /s/ ANDREW L. LOEB             /s/ FRED A. BUCK
     Secretary                      President


0822-AA88